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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

CONTACT: GEORGE R. SCHONATH                              FOR IMMEDIATE RELEASE
         (262) 523-1000



                      INVESTORSBANCORP PLANS TO GO PRIVATE
               Shareholders to receive $14.20 per share in merger

PEWAUKEE, WIS., MARCH 26, 2003.....The Board of Directors of InvestorsBancorp,
Inc. (OTCBB:INVB) today announced it has unanimously authorized a "going private" transaction by which George Schonath, the company's president and chief executive officer, and his family will become the sole shareholders of the company. As a result of this transaction, shares held by all other current InvestorsBancorp shareholders will be converted into the right to receive $14.20 per share in cash.

The transaction will be structured as a cash-out merger with a wholly owned subsidiary of InvestorsBancorp formed for this purpose. Upon completion of the merger, the stock of InvestorsBancorp will no longer be listed on the OTC Bulletin Board and the registration of its securities with the Securities and Exchange Commission (SEC) will be terminated.

"The Board of Directors believes this transaction is in the best interest of our shareholders, customers and employees. Because of the small number of shares outstanding and our limited trading activity, shares of InvestorsBancorp have lacked liquidity for a number of years. This transaction provides a fair price for our shareholders and will enable the company to operate without the increasing expenses of being a public company. In turn, this will allow us to reinvest more funds into the operations and growth of InvestorsBank, our wholly owned subsidiary," said Schonath.



                                     -more-

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The details of the transaction are included in documents that will soon be filed with the SEC. Shareholders will receive information about the transaction and the acquisition of their shares in an upcoming mailing. The transaction is expected to be completed early in the third quarter of 2003.

InvestorsBancorp had 994,187 shares outstanding as of March 25, 2003. Schonath and his family currently own approximately 60% of the outstanding shares.

InvestorsBancorp, Inc. was organized in 1996. InvestorsBank, its wholly-owned subsidiary, offers a complete line of financial services to small businesses and individuals in southeastern Wisconsin. Under a management services agreement, InvestorsBank also manages the commercial loan and leased properties portfolio of Bando McGlocklin Small Business Lending Corporation, a subsidiary of The Middleton Doll Company.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should," or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.






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